EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Immunic, Inc. of our report dated February 26, 2026, relating to the consolidated financial statements of Immunic, Inc., which appears in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

April 9, 2026